BLUEGREEN VACATIONS CORPORATION REPORTS THIRD QUARTER 2019 RESULTS

BOCA RATON, Florida (October 31, 2019) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its third quarter 2019 financial results.

3Q19 Highlights:

•	Net income attributable to shareholders was $20.3 million, compared to $20.5 million in the prior year quarter.
•	Earnings per Share (“EPS”) of $ 0.27 during both the third quarter of 2019 and the prior year quarter.
•	Adjusted EBITDA increased by 5.9% to $37.0 million, compared to $34.9 million in the prior year quarter.
•	Total revenue of $205.9 million, compared to $202.2 million in the prior year quarter.
•	System-wide Sales of Vacation Ownership Interests (“VOIs”) of $170.4 million, compared to $173.3 million in the prior year quarter.

“We are pleased to see an improvement in year over year adjusted EBITDA, driven by a better than expected gross profit margin, as we reestablish our marketing channels with our long-time partner Bass Pro Shops,” said Shawn B. Pearson, Chief Executive Officer and President. “We  are in 68 Bass Pro stores and have expanded our marketing operations into seven Cabela’s stores. As we previously disclosed, our intention is to be in at least 15 Cabela’s stores by the end of 2019, an additional 30 stores by the end of 2020 and an additional 15 stores by the end of 2021.  We are focused on growing sales through the Bass Pro/Cabela’s relationship and our Choice Hotels alliance and are seeking to build on these sales channels with new partners whose customers share similar demographics in order to realize our goal of achieving future VOI sales growth.  Additionally, we have enhanced our management team with a focus on improving the critical sales, marketing and administrative functions.”

Mr. Pearson continued, “Bluegreen has had both challenges and opportunities this year that we believe will strengthen the organization over time. We continue to be focused on enhancing our relationship with our owners and delivering exceptional vacation experiences. We also remain focused on addressing our default rate, including continuing to aggressively deal with timeshare exit firms, and executing on our initiatives to help our 219,000 owners continue to enjoy their Bluegreen vacations.  However, notwithstanding our efforts, after several quarters of improvement in our average annual default rate, we saw an increase in defaults in the third quarter driven by heightened exit firm activity in Missouri, in part, we believe, due to the negative publicity at the beginning of the quarter relating to the now-resolved disruption of our relationship with Bass Pro.  Nevertheless, we believe we are tracking within the range of our expected annual provision for loan losses.  As we look ahead, we believe that the groundwork laid and changes we have made in the last nine months will position Bluegreen for improved earnings growth in the future.”

Financial Results

(dollars in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change

Total revenue	$205.9	$202.2	1.8%		$570.3	$564.7	1.0%
Income before non-controlling interest and
provision for income taxes	$30.4	$32.5	(6.7)%		$42.5	$102.7	(58.6)%
Net income attributable to shareholders	$20.3	$20.5	(0.8)%		$24.3	$68.2	(64.4)%
Earnings per share basic and diluted	$0.27	$0.27	-%		$0.33	$0.91	(63.7)%
Adjusted EBITDA	$37.0	$34.9	5.9%		$91.8	$110.1	(16.6)%
Capital-light revenue(1) as a percentage of
total revenue	71.0%	69.2%	180	bp	69.1%	71.1%	(200)	bp

(1)

Bluegreen's "capital-light" revenue includes revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Total revenue for the three months ended September 30, 2019 increased 1.8% to $205.9 million, from $202.2 million in the prior year period, as growth in resort operations and club management revenue and interest income were partially offset by a decrease in sales of VOIs and fee-based service commission revenue, as discussed more fully under “Segment Results” below.  Adjusted EBITDA increased 5.9% to $37.0 million in the third quarter of 2019 from $34.9 million in the third quarter of 2018, primarily due to lower cost of VOIs sold and higher profits from the Company’s Resort Operations and Club Management Segment, partially offset by higher net carrying cost of inventory, higher provision for loan losses, and higher selling and marketing expense.

Additionally, the Company believes that named hurricanes adversely impacted Adjusted EBITDA during the third quarters of 2019 and 2018 by an estimated $2.2 million and $2.3 million, respectively.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019	2018	Change		2019	2018	Change

System-wide sales of VOIs	$170.4	$173.3	(1.7)%		$463.6	$478.1	(3.0)%
Segment adjusted EBITDA	$42.5	$44.9	(5.4)%		$109.8	$136.9	(19.8)%
Guest tours	65,875	66,434	(0.8)%		179,180	182,183	(1.6)%
Average sales price per transaction	$14,799	$15,988	(7.4)%		$15,290	$15,576	(1.8)%
Sales to tour conversion ratio	17.6%	16.5%	110	bp	17.0%	17.0%	—	bp
Sales volume per guest ("VPG")	$2,609	$2,636	(1.0)%		$2,605	$2,647	(1.6)%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	51.3%	49.0%	230	bp	50.8%	48.9%	190	bp
Provision for loan losses	19.8%	17.0%	280	bp	17.5%	15.5%	200	bp
Cost of VOIs sold	4.7%	15.9%	(1,120)	bp	9.4%	10.2%	(80)	bp

System-wide sales of VOIs

During the third quarter of 2019, system-wide sales of VOIs were $170.4 million, compared to $173.3 million in the third quarter of 2018. While the Company improved its sales-to-tour coversion ratio by 110 basis points to 17.6%, the decrease in sales was primarily driven by a decrease in the average sales volume per guest (“VPG”) and a decrease in guest tours. The Company believes these decreases were due in part to disruptions in staffing and operations at certain of its sales offices related to the issues with Bass Pro which were resolved in June 2019.  Package sales volumes in the third quarter of 2019 increased approximately 8% compared to the third quarter of 2018 following a 7% increase in the first half of the year, and these increases are expected to result in increased guest tours over the next six to 18 months.

Sales mix for the third quarter of 2019 was weighted toward sales to existing owners at 53% of VOIs sold, compared to 51% in the comparable prior year quarter.

Fee-based sales commission revenue was $60.5 million in the third quarter of 2019, compared to $61.6 million in the third quarter of 2018. This decrease was a result of lower sales of third-party VOI inventory, due to lower system-wide sales as described above.

Provision for Loan Losses

Provision for loan losses was 19.8% of gross VOI sales for the third quarter of 2019, compared to 17.0% in the prior year third quarter. As previously disclosed, the Company’s default rates in recent years have been adversely impacted by the actions of “timeshare exit firms” which encourage VOI owners to become delinquent and ultimately default on their obligations. Defaults associated with such actions in the third quarter of 2019 were up 61% compared to the third quarter of 2018 and up 26% compared to the second quarter of 2019.  The increase in such defaults were primarily driven by higher attorney default activity at the Company’s resorts and owners located in Missouri, where we believe certain attorneys are currently targeting Bluegreen customers.  The Company continues to pursue its strategy to address this issue. The Company’s provision for loan losses is expected to range between 17% and 20% for the remainder of 2019.

Cost of VOIs Sold

In the third quarter of 2019, cost of VOIs sold represented 4.7% of sales of VOIs compared to 15.9% in the third quarter of 2018. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. During 2019, we acquired more Secondary Market VOI inventory compared to the 2018 period due to a temporary suspension of Secondary Market VOI inventory purchases in September 2018, in connection with a computer system conversion involving the Company’s sales and inventory process. In addition, during the third quarter of 2019, cost of sales benefited from sales of relatively lower cost VOIs as compared to the 2018 period where sales were of relatively higher cost VOIs, highlighted by a 67% reduction during the 2019 period in the sale of VOIs acquired “just-in-time” which typically have the highest cost. Cost of VOIs sold is expected to return to a more normalized range of between 10% to 15% for the remainder of 2019.

Net Carrying Cost of Inventory

The carrying cost of VOI inventory was $9.2 million and $7.2 million during the three months ended September 30, 2019 and 2018, respectively, which was partially offset by rental and sampler revenues of $3.3 million and $4.3 million, respectively. The increase in net carrying costs of VOI inventory was primarily related to our acquisition of the Éilan Hotel and Spa during April 2018, increased maintenance fees and developer subsidies associated with our increase in VOI inventory, decreased rentals of developer inventory and decreased net operating profits from Bluegreen’s sampler program.  The Company believes that these higher net carrying costs will continue for the rest of 2019 and into 2020.

Sales and Marketing

Selling and marketing expense increased to 51% of system-wide sales of VOIs during the third quarter of 2019 as compared to 49% during the third quarter of 2018.  The increase in selling and marketing expenses as a percentage of system-wide sales of VOIs is primarily attributable to higher costs per guest tour and a lower VPG, due in part to decreased sales.

The Company is continuing to explore opportunities to increase sales both through existing sales channels as well as through business development efforts with new prospective marketing partners, particularly ones targeted toward its preferred, middle-America demographic. An initiative with NASCAR is in its early stages and there is no assurance it will be successful but is a prime example of how the Company is seeking to explore new affiliations that it hopes will provide remarkable experiences for its owners and allow it to test new venues for vacation package sales.  In addition, the Company is excited to welcome Dusty Tonkin to the executive team as Bluegreen’s new Chief Sales Officer and congratulates Ahmad Wardak on his promotion to Chief Marketing Officer.  Bluegreen believes that it has the right team in place to expand its marketing programs and achieve higher sales growth rates over time.  Please see Management Updates below for more information about these recent enhancements to the executive team.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

Resort operations and club management revenue	$50.6	$44.5	13.7%	$142.6	$127.3	12.1%
Segment adjusted EBITDA	$14.6	$12.2	19.4%	$42.4	$38.0	11.3%
Resorts managed	49	49	—%	49	49	—%

In the third quarter of 2019, resort operations and club management revenue increased by $6.1 million, or 13.7%, to $50.6 million from the prior year quarter. Further, Segment adjusted EBITDA grew by 19.4% to $14.6 million. The increases were driven primarily by the full period of management fees in 2019 related to managed resorts added during 2018 and increases in other fee-based services.

Balance Sheet and Liquidity

As of September 30, 2019, unrestricted cash and cash equivalents totaled $183.2 million. Bluegreen had availability of approximately $131.2 million under its receivable-backed purchase and credit facilities and corporate credit line as of September 30, 2019, subject to eligible collateral and the terms of the facilities, as applicable.  Excluding receivable-backed notes payable, the Company’s net debt-to-EBITDA ratio as of September 30, 2019 was 0.06.

As previously disclosed, on October 23, 2019, the Company refinanced and expanded its syndicated corporate credit line from a $100 million facility to a $225 million facility.   The new facility includes a $100 million term loan, which was fully funded at closing, as well as a $125 million revolver, with only $30 million borrowed under the revolving line at closing.  The interest rate on the new facility varies with the Company’s leverage and ranges from LIBOR plus 200 bps to LIBOR plus 2.50%, which is a significant reduction from the rates in effect for the previous facility.  Proceeds from the new line were used to repay the existing corporate credit line and other debt and are expected to be used for general corporate purposes going forward.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $31.8 million for the nine months ended September 30, 2019, compared to $21.4 million for the nine months ended September 30, 2018. Cash flows in the 2019 period reflected decreased spending on the acquisition and development of inventory and property and equipment and reduced income tax payments, partially offset by the $20.0 million payment to Bass Pro in June 2019.

Management Updates

Recently the Company made several changes and additions to its management team as it seeks to enhance its growth and increase shareholder value. These included:

Chief Financial Officer: Following the retirement of Anthony M. Puleo, Raymond S. Lopez was appointed as CFO.

Mr. Lopez served as Chief Accounting Officer of the Company from 2005 through 2015 and as Controller from 2004 to 2005. He steps in as CFO with a thorough understanding of the Company’s business, lending relationships and strategic initiatives.

Chief Marketing Officer: Ahmad M. Wardak, who has been with the Company for 16 years, was appointed Chief Marketing Officer. As Chief Marketing Officer, Mr. Wardak is overseeing all aspects of the Company’s marketing operations and customer care.

Chief Administrative Officer: Susan Saturday returned to the Company as Chief Administrative Officer, after previously being with the Company for 28 years. Ms. Saturday is providing oversight to the functions of human resources, information technology, development services, resort operations and club management.

Chief Sales Officer: Dusty Tonkin was recently appointed the Company’s new Chief Sales Officer. As Chief Sales Officer, Mr. Tonkin will oversee Bluegreen Vacations’ field sales and marketing operations.  He will be integral in or efforts to grow the Company’s VOI sales as well as leading all sales-focused strategic initiatives.  Mr. Tonkin is a seasoned sales executive who has worked in the vacation ownership industry for more than 24 years.

Dividend

On October 30, 2019, Bluegreen’s Board of Directors declared a quarterly common stock cash dividend of $0.13 per share. The dividend is payable on November 27, 2019 to shareholders of record as of the close of trading on November 13, 2019.

Outlook

As the Company has previously communicated, it anticipates that 2019 and the first half of 2020 will be a period of rebuilding to position the Company for future growth, in large part due to the length of the Bass Pro dispute and its impact on the Company’s operations. It expects that the gap in Bass Pro package sales will have an adverse impact on sales during this period. In addition, the Company anticipates continued compression in its operating margins, primarily as a result of the provision for loan losses, cost of VOIs sold, the net carrying cost of inventory and higher marketing costs associated with the anticipated growth in package sales which it believes should drive additional revenue over time.

The Company is encouraged by its forward prospects as it reestablishes its presence in Bass Pro stores and move forward with the Cabela’s expansion, as well as opportunities to augment and diversify its existing channels for lead generation.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to achieve increases in VOI sales including new owner sales; our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth; risks that our current or future marketing alliances, if any, will not contribute to  growth or be profitable; the risk that our business relationship with Bass Pro under the revised terms of our marketing agreement with Bass Pro may not be as profitable as under the prior terms, or at all, or otherwise result in the benefits anticipated; risks that our anticipated expansion into Cabela’s stores will not be in the number or in the time frames indicated, or at all; risks that the increases in package sales may not continue and may not result in increased guest tours in the timeframe anticipated or at all; risks that dividend payments will not continue at current or previous levels, if at all; risks that the Company’s costs, including costs of VOIs sold, and provision for loan losses will not be within the expected ranges; risks that the Company’s efforts to address the increase in default rates may not be successful and default rates may exceed the Company’s expectations; risks that management changes may not lead to the benefits anticipated; risks related to our indebtedness; and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2018 and those described in Bluegreen’s  Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is expected to be filed on or about October 31, 2019.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including system-wide sales of VOIs, Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, vacation ownership plan with approximately 219,000 owners, 69 Club and Club Associate Resorts and access to more than 11,350 other hotels and resorts through partnerships and exchange networks as of September 30, 2019. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its approximate 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Contact

Bluegreen Vacations Corporation
Investor Relations:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Gross sales of VOIs	$82,729	$85,151	$225,834	$231,338
Estimated uncollectible VOI notes receivable	(16,411)	(14,453)	(39,483)	(35,926)
Sales of VOIs	66,318	70,698	186,351	195,412

Fee-based sales commission revenue	60,478	61,641	161,033	167,581
Other fee-based services revenue	33,744	31,057	94,015	89,472
Cost reimbursements	21,111	16,900	58,705	47,157
Interest income	22,081	21,531	65,964	63,771
Other income, net	2,146	378	4,228	1,269
Total revenue	205,878	202,205	570,296	564,662

Costs and expenses:
Cost of VOIs sold	3,121	11,237	17,541	19,838
Cost of other fee-based services	23,746	19,937	66,538	53,983
Cost reimbursements	21,111	16,900	58,705	47,157
Selling, general and administrative expenses	117,159	112,407	355,041	315,535
Interest expense	10,388	9,208	29,955	25,470
Total costs and expenses	175,525	169,689	527,780	461,983

Income before non-controlling interest
and provision for income taxes	30,353	32,516	42,516	102,679
Provision for income taxes	7,778	8,443	9,124	24,997
Net income	22,575	24,073	33,392	77,682
Less: Net income attributable to non-controlling interest	2,248	3,585	9,095	9,509
Net income attributable to Bluegreen
Vacations Corporation shareholders	$20,327	$20,488	$24,297	$68,173

Comprehensive income attributable to
Bluegreen Vacations Corporation
shareholders	$20,327	$20,488	$24,297	$68,173

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Earnings per share attributable to Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.27	$0.27	$0.33	$0.91

Weighted average number of common shares outstanding:
Basic and diluted	74,446	74,734	74,446	74,734

Cash dividends declared per share	$0.17	$0.15	$0.51	$0.45

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net income	$33,392	$77,682
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	14,069	11,852
(Gain) on disposal of property and equipment	(1,926)	—
Provision for loan losses	39,462	35,866
(Benefit) provision for deferred income taxes	(6,563)	2,730
Changes in operating assets and liabilities:
Notes receivable	(46,001)	(48,492)
Prepaid expenses and other assets	(10,769)	(23,386)
Inventory	(12,672)	(23,405)
Accounts payable, accrued liabilities and other, and
deferred income	41,333	12,895
Net cash provided by operating activities	50,325	45,742

Investing activities:
Purchases of property and equipment	(18,502)	(24,347)
Proceeds from sale of property and equipment	3,249	—
Net cash used in investing activities	(15,253)	(24,347)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	79,168	114,756
Payments on borrowings collateralized by notes receivable	(102,631)	(103,578)
Proceeds from borrowings collateralized
by line-of-credit facilities and notes payable	20,386	50,042
Payments under line-of-credit facilities and notes payable	(35,731)	(36,717)
Payments of debt issuance costs	(255)	(385)
Distributions to non-controlling interest	—	(4,900)
Dividends paid	(37,967)	(33,631)
Net cash used in financing activities	(77,030)	(14,413)
Net (decrease) increase in cash and cash equivalents
and restricted cash	(41,958)	6,982
Cash, cash equivalents and restricted cash at beginning of period	273,134	243,349
Cash, cash equivalents and restricted cash at end of period	$231,176	$250,331

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$26,067	$22,437
Income taxes paid	$15,200	$22,856
Supplemental schedule of non-cash investing and financing activities:
Acquisition of inventory, property, and equipment for notes payable	$—	$24,258

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$183,207	$219,408
Restricted cash ($19,185 and $28,400 in VIEs at September 30, 2019
and December 31, 2018, respectively)	47,969	53,726
Notes receivable, net ($299,374 and $341,975 in VIEs
at September 30, 2019 and December 31, 2018, respectively)	445,706	439,167
Inventory	346,821	334,149
Prepaid expenses	14,672	10,097
Other assets	55,783	49,796
Operating lease assets	22,372	—
Intangible assets, net	61,535	61,845
Loan to related party	80,000	80,000
Property and equipment, net	102,764	98,279
Total assets	$1,360,829	$1,346,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$21,011	$19,515
Accrued liabilities and other	112,982	80,364
Operating lease liabilities	23,542	—
Deferred income	20,323	16,522
Deferred income taxes	84,493	91,056
Receivable-backed notes payable - recourse	94,904	76,674
Receivable-backed notes payable - non-recourse (in VIEs)	341,856	382,257
Lines-of-credit and notes payable	119,045	133,391
Junior subordinated debentures	71,883	71,323
Total liabilities	890,039	871,102

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,445,923
shares issued and outstanding at September 30, 2019 and December 31, 2018	744	744
Additional paid-in capital	270,369	270,369
Retained earnings	144,971	158,641
Total Bluegreen Vacations Corporation shareholders' equity	416,084	429,754
Non-controlling interest	54,706	45,611
Total shareholders' equity	470,790	475,365
Total liabilities and shareholders' equity	$1,360,829	$1,346,467

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income attributable to shareholders	$20,327	$20,488	$24,297	$68,173
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	2,248	3,585	9,095	9,509
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,364)	(3,637)	(9,339)	(9,521)
(Gain) loss on assets held for sale	(166)	18	(2,146)	9
Add: depreciation and amortization	3,585	3,169	10,453	9,087
Less: interest income (other than interest earned on VOI notes receivable)	(1,799)	(1,407)	(5,437)	(4,222)
Add: interest expense - corporate and other	5,326	4,207	14,564	11,136
Add: franchise taxes	112	56	171	180
Add: provision for income taxes	7,778	8,443	9,124	24,997
Add: severance	1,924	—	1,924	751
Add: Bass Pro settlement	—	—	39,121	—
Total Adjusted EBITDA	$36,971	$34,922	$91,827	$110,099

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Adjusted EBITDA - sales of VOIs and financing	$42,492	$44,927	$109,777	$136,908
Adjusted EBITDA - resort operations and club management	14,588	12,214	42,358	38,041
Total Segment Adjusted EBITDA	57,080	57,141	152,135	174,949
Less: corporate and other	(20,109)	(22,219)	(60,308)	(64,850)
Total Adjusted EBITDA	$36,971	$34,922	$91,827	$110,099

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,
	2019		2018
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$87,863	52%	$90,596	52%
Secondary Market sales	72,081	42	54,300	31
Fee-Based sales	87,646	51	88,155	51
JIT sales	4,505	3	13,591	8
Less: Equity trade allowances (6)	(81,720)	(48)	(73,336)	(42)
System-wide sales of VOIs	170,375	100%	173,306	100%
Less: Fee-Based sales	(87,646)	(51)	(88,155)	(51)
Gross sales of VOIs	82,729	49	85,151	49
Provision for loan losses (2)	(16,411)	(20)	(14,453)	(17)
Sales of VOIs	66,318	39	70,698	41
Cost of VOIs sold (3)	(3,121)	(5)	(11,237)	(16)
Gross profit (3)	63,197	95	59,461	84
Fee-Based sales commission revenue (4)	60,478	69	61,641	70
Financing revenue, net of financing expense	15,008	9	15,043	9
Other income, net	537	0	—	0
Other fee-based services, title operations and other, net	1,847	1	2,264	1
Net carrying cost of VOI inventory	(5,878)	(3)	(2,908)	(2)
Selling and marketing expenses	(87,358)	(51)	(84,955)	(49)
General and administrative expenses - sales and marketing	(7,440)	(4)	(7,225)	(4)
Operating profit - sales of VOIs and financing	40,391	24%	43,321	25%
Add: Depreciation and amortization	1,507		1,606
Add: severance	594		—
Adjusted EBITDA - sales of VOI and financing	$42,492		$44,927

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Nine Months Ended September 30,
	2019		2018
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Developed VOI sales (1)	$255,288	55%	$218,842	46%
Secondary Market sales	184,571	40	185,847	38
Fee-Based sales	237,793	51	246,773	52
JIT sales	9,157	2	32,274	7
Less: Equity trade allowances (6)	(223,182)	(48)	(205,625)	(43)
System-wide sales of VOIs	463,627	100%	478,111	100%
Less: Fee-Based sales	(237,793)	(51)	(246,773)	(52)
Gross sales of VOIs	225,834	49	231,338	48
Provision for loan losses (2)	(39,483)	(17)	(35,926)	(16)
Sales of VOIs	186,351	40	195,412	41
Cost of VOIs sold (3)	(17,541)	(9)	(19,838)	(10)
Gross profit (3)	168,810	91	175,574	90
Fee-Based sales commission revenue (4)	161,033	68	167,581	68
Financing revenue, net of financing expense	45,101	10	44,965	9
Other income, net	537	0	—	0
Other fee-based services, title operations and other, net	5,260	1	5,771	1
Net carrying cost of VOI inventory	(18,853)	(4)	(7,075)	(1)
Selling and marketing expenses	(235,580)	(51)	(233,961)	(49)
General and administrative expenses - sales and marketing	(60,823)	(13)	(20,869)	(4)
Operating profit - sales of VOIs and financing	65,485	14%	131,986	28%
Add: Depreciation and amortization	4,577		4,922
Add: severance	594		—
Add: Bass Pro Settlement	39,121		—
Adjusted EBITDA - sales of VOIs and financing	$109,777		$136,908

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us as part of our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change

Number of sales offices at period-end	26	25	4	26	25	4
Number of active sales arrangements with third-party clients at period-end	15	15	—	15	15	—
Total number of VOI sales transactions	11,613	10,955	6	30,530	30,959	(1)
Average sales price per transaction	$14,799	$15,988	(7)	$15,290	$15,576	(2)
Number of total guest tours	65,875	66,434	(1)	179,180	182,183	(2)
Sale-to-tour conversion ratio– total marketing guests	17.6%	16.5%	7	17.0%	17.0%	—
Number of new guest tours	40,914	42,118	(3)	109,451	113,621	(4)
Sale-to-tour conversion ratio– new marketing guests	14.4%	13.9%	4	14.0%	14.5%	(3)
Percentage of sales to existing owners	52.5%	50.7%	4	53.9%	51.0%	6
Average sales volume per guest	$2,609	$2,636	(1)	$2,605	$2,647	(2)

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(in thousands)	2019		2018		2019		2018
Resort operations and club management revenue	$50,566		$44,466		$142,628		$127,274
Resort operations and club management expense	(36,537)		(32,702)		(101,558)		(90,481)
Operating profit - resort operations and club management	14,029	28%	11,764	26%	41,070	29%	36,793	29%
Add: Depreciation	321		450		1,050		1,248
Add: severance	238		—		238		—
Adjusted EBITDA - resort operations and club management	$14,588		$12,214		$42,358		$38,041

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
General and administrative expenses - corporate and other	$(22,388)	$(20,262)	$(59,145)	$(60,723)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,364)	(3,637)	(9,339)	(9,521)
Other income, net	1,609	378	3,691	1,269
Add: Financing revenue - corporate and other	2,038	1,522	5,979	4,490
Less: Interest income (other than interest earned on VOI notes receivable)	(1,799)	(1,407)	(5,437)	(4,222)
Franchise taxes	112	56	171	180
(Gain) Loss on assets held for sale	(166)	18	(2,146)	9
Depreciation and amortization	1,757	1,113	4,826	2,917
Severance	1,092	—	1,092	751
Corporate and other	$(20,109)	$(22,219)	$(60,308)	$(64,850)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Nine Months Ended September 30,
(in thousands)	2019	2018
Net cash provided by operating activities	$50,325	$45,742
Purchases of property and equipment	(18,502)	(24,347)
Free Cash Flow	$31,823	$21,395

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Financing Interest Income	$20,043	$20,009	$59,985	$59,281
Financing Interest Expense	(5,062)	(5,001)	(15,391)	(14,334)
Non-Financing Interest Income	2,038	1,522	5,979	4,490
Non-Financing Interest Expense	(5,326)	(4,207)	(14,564)	(11,136)
Mortgage Servicing Income	1,588	1,454	4,621	4,369
Mortgage Servicing Expense	(1,561)	(1,419)	(4,114)	(4,351)
Title Revenue	3,425	3,491	9,194	9,355
Title Expense	(1,241)	(1,227)	(3,550)	(3,584)

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Gross sales of VOIs	$82,729	$85,151	$225,834	$231,338
Add: Fee-Based sales	87,646	88,155	237,793	246,773
System-wide sales of VOIs	$170,375	$173,306	$463,627	$478,111

BLUEGREEN VACATIONS CORPORATION

TRAILING TWELVE MONTH ADJUSTED EBITDA

(In thousands)

For the Twelve Months Ended
September 30, 2019
Net income attributable to shareholders	$44,086
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	11,976
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(12,286)
Gain on assets held for sale	(2,152)
Add: depreciation and amortization	13,758
Less: interest income (other than interest earned on VOI notes receivable)	(7,259)
Add: interest expense - corporate and other	18,623
Add: franchise taxes	190
Add: provision for income taxes	12,668
Add: severance	4,823
Add: Bass Pro settlement	39,121
Total Adjusted EBITDA	$123,548

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenue

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with HOA maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. This also includes fees from certain third-party developers for providing mortgage servicing of loans granted by them to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and by utilizing the inventory in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenue from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans, including administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collection services.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of our provision for loan losses. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to each guest tour at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income (loss), before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results, including $39.1 million of expenses incurred during the nine months ended September 30, 2019 in connection with the Bass Pro Settlement. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.

Free Cash Flow.  Defined as cash provided by operating activities less capital expenditures for property and equipment.  We consider free cash flow to be a useful supplemental measure of our ability to generate cash flow from operations and is a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of liquidity.  Our computation of free cash flow may differ from the methodology utilized by other companies.  Investors are cautioned that the items excluded from free cash flow are a significant component in understanding and assessing Company’s financial performance.